Exhibit 99.2

Operator

Good morning and welcome to the KMG Incorporated Fourth Quarter and Year End 2008 Conference Call.  We would like to begin by reminding you that the information in this conference call includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risk and uncertainties, including statements as to the future performance of the company.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that these such expectations or any of its forward-looking statements will prove to be correct.

Factors that could cause actual results to differ include, but are not limited to, the loss of primary customers, successful implementation of internal plans, product demand, the impact of competing products, increases in the prices of raw materials and active ingredients, successful acquisition and integration of additional product lines and businesses, environmental liability, the ability to obtain registration and re-registration of products, increased environmental compliance cost of products and general, political and economic risks and uncertainties.

With that, I would now like to turn the call over to Neal Butler, President and CEO.  Neal, please go ahead.

J. Neal Butler, Chief Executive Officer and President

Good morning. I would like to welcome you to KMG’s fourth quarter and fiscal 2008 year-end conference call. John Sobchak, our CFO, and I will provide information on fourth quarter and year ending results. Our earnings release went out this morning, and I hope you have a received a copy. If not, it can be obtained from our web site. We will however cover all the information in it and then open up the call for your questions. Additionally, we will provide an outlook for fiscal 2009.

The first item I want to address is fourth quarter performance against the guidance we provided in June.  We forecasted the wood treating businesses would approximate sales and profits in 2007. Pentachlorophenol ended the fourth quarter at 93% of the fourth quarter of 2007 and creosote was 116% of 2007.  This business basically performed as expected for the fourth quarter.

On the year, penta revenue was down by 7%. The key driver was decreased volume of sales in the third quarter with a resultant 25% decrease in quarterly revenue. This was a result of diminished overall pole demand in early calendar 2008, coupled with a sharp price increase in the #2 oil needed to blend with penta in the treating process. A 35% increase in a key petroleum based raw material resulted in higher production costs and lower margins, although a portion of the increase has now been passed through to our customers. The combined impact resulted in a $2.5 million decline in operating profit relative to fiscal 2007.

Creosote continued to be a strong performer with sales volume slightly greater than fiscal 2007 and an increase in revenue of 26.5% from $46.3 million to $55.2 million. This positive variance was driven by the implementation of price increases by KMG to offset significant increases in our cost of purchased creosote. Over time, we were able to pass along the majority of the cost per gallon increase, although we did experience a decline in unit gross margin.

We anticipated Animal Health sales to rebound in the 4th quarter based upon market intelligence and forecasts from our distributors.  As we reported in September, we did not foresee the cumulative negative impact of a very cool spring which delayed the fly season in our key cattle markets plus dramatic input cost increases for cattle growers for feed, fertilizer and fuel. The net result was a constriction in their discretionary purchases, which for cattle growers includes ear tags and insecticidal sprays and dusts. Animal Health ended the quarter at 89% of 2007’s fourth quarter sales. The decline was predominantly in ear tags which is one of our most profitable product lines.

For fiscal 2008, Animal Health revenue was down by 20%. The major reason was as noted, the reduced overall demand for ear tags in the U.S. According to USDA reports, the U.S. cattle herd has declined by about 1 million head in the last two years, and the increased cost of production appears to have been a driver in this decline. Based upon our post-season market review at the distributor level, we believe that entire food animal ectoparisiticide market demand was down by about 25% and consequently believe that KMG did not lose market share, that Avenger remained the number one tag in the market, and that the preference going into the 2009 season will continue to favor Avenger and Patriot, which is our second largest selling ear tag.

The newly acquired electronic chemicals business performed as expected in the fourth quarter in both revenue and profits. We were successful in acquiring new business with two of our large customers, and were able to secure price increases in the U.S. and Europe to cover the large cost increases we experienced in raw materials. In the fourth quarter, we made significant progress in the integration of the Electronic Chemicals business with a plan to move off of the transitional services agreement with Air Products by the end of September. This has been successfully accomplished, and the business is now operated totally by KMG on our own systems.

We have grown the electronics chemical business from approximately $91 million during Air Products’ fiscal year to a current run rate of $105 million under KMG’s ownership. Electronic Chemicals contributed $2.1 million in operating income in our fiscal 2008. From January through September, we operated the business under a transitional services agreement between KMG and Air Products, the added cost of which had a negative impact on financial results. Additionally we operated under a distribution agreement with Air Products in Europe and the Middle East as VAT applications in the affected countries were applied for. This process has now been completed; however it also was an extraordinary integration expense that had an adverse effect on fiscal 2008 financial results. However, even with these extraordinary expenses associated with the integration, Electronic Chemicals was accretive to 2008 earnings..

We are now off of the Transitional Services Agreement which effectively reduces incremental costs on an annualized basis by $1.2 million. $670,000 of third party consulting fees were also incurred during the integration process, and those also effectively ceased on October 1st. In fiscal 2009 we will see the additional cost associated with the transitional services agreement for the first two months of the year and approximately $300,000 of consulting fees associated with the integration project during the first quarter.

At this point I will turn the call over to John to provide details on the financials and additional information on the cut-over from the Air Products Transitional Services Agreement. Afterwards, I will discuss our outlook and view of 2009 and future growth.

John V. Sobchak, Chief Financial Officer

Starting with the income statement; net revenues increased 118% in the fourth quarter to $51.4 million from $23.6 million in Q4 of 2007.  Of the $27.8 million of additional revenue in Q4, our new Electronic Chemicals business contributed $26.4 million.  Both Animal Health and Penta revenues were down for the quarter by about $430,000 for the reasons described by Neal and Creosote revenues were up by $2.2 million.

For the fiscal year 2008, Revenues were $154.4, a 79% increase over the previous year.  The top-line growth was driven by the addition of the Electronic Chemicals business, and strong creosote sales.  The Electronic Chemicals business contributed $61.1 million to the 68.2 million increase in revenues for the year. Creosote revenues were up by $11.6 million and we saw a $2.5 million and $2.0 million decline in Animal Health and Penta respectively.

Gross Profits increased $16.4 million for the fiscal year to $46.8 million primarily due to the addition of the Electronic Chemicals business.  Without the addition of that business, gross profits in our legacy business would have declined by about $3.1 million.  While creosote revenues increased, creosote is a lower margin product for us.  Conversely, Penta and Animal Health’s insecticidal ear tags are among our highest margin products, which saw declines in the fiscal year.  Also we saw a 35% increase in the cost of a petroleum-based solvent used to manufacture our main penta product.  That spike in price caused a reduction in our gross profit dollars and margins for penta.  The margin for the overall business declined in 2008 to 30.3% from 35.3% in fiscal 2007.

Looking at SG&A, SG&A was $35.3 million in fiscal 2008, a $20 million increase over the prior year.  Most of that increase was due to the new electronic chemicals business.   As a percentage of revenue, SG&A was 22.9 percent in fiscal 2008 versus 17.8 percent last year.  We include distribution expenses in SG&A.  The electronic chemicals business is a supply chain-intensive business with relatively high distribution expenses; therefore, its SG&A, as a percentage of revenue, is higher than KMG’s legacy business.

Besides the normally recurring SG&A, we have also incurred an additional $667,000 of fees paid to outside accounting and IT consultants associated with the integration of the electronic chemicals business so far this year.  Also the transitional services that we purchase from Air Products is based on their overhead cost structure.  We estimate that our overhead cost structure would reduce that expense by over $175,000 per month or $1.2 million for the year.

SG&A in our legacy business increased by $2.5 million over the previous fiscal year. Supply Chain costs increased $477,000, primarily associated with the creosote segment.  Animal health SG&A was up by $746,000 associated with our sales force additions and initiatives to grow the product offerings and geographic footprint of that business.  Legal and regulatory spending overall was us up $605,000 and headquarters administrative expenses increased by $700,000.

Operating income declined by $3.6 million to $11.5 million for the year, a 24% decline from 2007.  The electronic chemicals business contributed approximately $2.1 million to operating income.  Penta’s contribution to operating income declined by $2.5 million for the year, primarily due to the increase in the cost of the solvent raw material, but also due to the 7% decline in revenues. Animal Health’s contribution to operating income declined by $2.0 million on lower sales. The increases in legal, regulatory and headquarters administrative expenses mentioned earlier made up the balance of the difference

Our income tax rate was 38.6% , up from 37.8% last year

Regarding discontinued operations; in the first quarter we reported discontinued operations associated with our MSMA business.  Accordingly, the financial results of that segment had been removed from our reporting of the results of continuing operations for the current and prior years.  MSMA is an agricultural product used mainly on cotton in the U.S. which we manufacture at our Matamoros plant.  It was our smallest segment with sales of $3.6 million in fiscal 2007.

Net income for continuing operations for the year was $5.7 million or $.50 per diluted share.  Last year we earned $.83 diluted share.  For the fourth quarter, the company earned $571,000 or $.05 per diluted share versus $.19 per diluted share last year

Moving to our balance sheet, we closed the year with $2.6 million of cash. Long-term debt (including the current portion) of $61.0 million. We repaid $9.0 million of principal on the debt outstanding at the time we acquired the Electronic Chemicals business using cash flow from operations. We had borrowed $9 million on our revolver to close the acquisition and repaid $3.8 million by year end, and had the $2.6 million in cash remaining.  Reduction of revolver borrowings during the last seven months was lower than anticipated due to the weakness in Animal Health sales in the second half of the year and the fact that the transitional services with Air Products extended through September. At year-end, we had $29.8 million of unused borrowing capacity on our revolver.  The year finished with working capital of $31.0 million and shareholders’ equity of $63.7 million.

We finished the year in a good position relative to the three financial covenants we have with our bank group.  We were required to maintain a fixed charge coverage ratio of at least 1.25; our ratio was 1.50 at year-end. We are also required to maintain a funded debt to capital ratio of no more than 60%, ours was 49%; and a funded debt to pro forma EBITDA ratio of no more than 3.5 and we were at 2.7 on July 31st.

We are currently paying 2.25% over LIBOR on our term loan borrowings which were $31.8 million at year-end as well as the $5.2 million borrowed on our revolver.  We have $20 million on non-amortizing notes maturing for which we pay a fixed interest rate of 7.43%, and we have $4 million remaining on a seller note from Oxy Chem. for which we pay a fixed rate of 4%.

I’ll now hand it back to Neal

J. Neal Butler, Chief Executive Officer and President

As John noted, we closed fiscal 2008 with revenue of $154.4 million, up from $87 million in 2007 with earnings from continuing operations of $.50 per share on a fully diluted basis, which is down from $.83 in 2007.  This was a direct result of the declines we experienced in utility pole demand in the third quarter and the downturn in the third and fourth quarter for animal health products.

As I stated in this morning’s release neither I nor anyone within our organization is satisfied with our fiscal 2008 earnings. We were disappointed in the performance particularly of Animal Health and Penta, both of which as noted suffered from lower demand driven by negative economic dynamics in the markets served.

In fiscal 2009, we believe we will achieve sales revenue of about $200 million and will see notable improvements in operating profits and net earnings. A key portion of our 5 year strategy is to diversify and establish a leadership position in new market sectors. The Electronic Chemicals acquisition represents a significant move forward in achievement of this.

Diversification also includes moving into other global markets, with particular short term focus on Europe and the Middle East with electronic chemicals and in Latin America with animal health products.

In addition to the cost savings mentioned earlier in connection with the Electronic Chemicals business, we will see a $1.2 million reduction in amortization expense associated with certain intangible assets attributable to the 2005 Penta acquisition from Occidental. The amortization reduction will begin in January 2009.

I would like to give you a general overview of our business sectors as we move into fiscal 2009.

In fiscal 2009, we expect to see the penta business run at prior year levels and at this juncture anticipate sales volumes to be roughly equal to fiscal 2008. As a marker, fiscal 2007 was a record year for penta sales, greatly enhanced by a significant increase in maintenance by utilities, which in many areas of the U.S. had been notably delayed. This was coupled with a volume uptick as a consequence of two major hurricanes. The market demand has now trended to a level that again we expect will be close to 2008 volumes.

Creosote demand should also remain relatively close to 2008 volumes, and we will continue to work to pass along cost increases to improve margins on this important product line.

As we have reported earlier, both creosote and penta have been undergoing a re-registration process at EPA, and we believe this will be completed prior to calendar year end with both products being successfully re-registered. These registrations represent the key franchise to do business in the U.S. and they also provide a notable and expensive barrier to entry for potential competitors.

We view our Animal Health business as a fundamentally strong market, and we expect to see more normalized sales in fiscal 2009, especially as we expand into the Latin America market.  We have received 3 Latin American registrations and shipments have made in this quarter to Mexico, Puerto Rico and Argentina.  We have pending registrations in Colombia, Venezuela and Brazil and have more planned in fiscal 2009.

We are completing trials on a new ear tag, which we hope to introduce to the market in 2010. It is demonstrating superior efficacy, even better than Avenger which is the current industry leader. While it is difficult to predict the spring Animal Health market at this early stage, we are seeing a softening of input costs for growers, and a strong interest among Latin American markets.

The USDA is projecting beef production to be up about 1% with 2009 steer price estimates up by approximately 3.5%. So we are seeing a marginal improvement in grower economics.

We are looking for both top and bottom line growth in Electronic Chemicals. Net sales growth should reflect an increase in volume stemming from new and profitable business with several global customers. Plus price increases implemented last spring should help increase gross profit margins.

One of the key components of our operating strategy after integrating a major acquisition such as the electronic chemicals business is to work diligently to increase efficiencies and strip out unnecessary costs. We have an initiative underway now to do just that with the EC business, particularly focusing on large expense line items such as distribution and manufacturing costs. At the same time we are pursuing acquisition and product line extension opportunities in all three of our business sectors of wood treating, animal health, and electronic chemicals.

Our organization has worked hard to successfully integrate the Electronic Chemicals business, ensuring we provide the level of service and product quality required by very demanding customers. We have notably enhanced our corporate infrastructure, including upgrades in IT, process controls, human resource management and management bench strength. We now have efficiencies and internal capabilities which we believe will facilitate the integration of future acquisitions.

We view the current economic situation as a potentially good opportunity to find acquisitions targets that meet our criteria at attractive multiples.  We have five production facilities with capacity headroom sufficient to bring in new products that are either developed internally or purchased as bolt-ons to our current lines.

We will use fiscal 2009 to prepare the way for our next acquisition, which we look to consummate in fiscal 2010. Over the course of this fiscal year, we will use cash flow from operations to pay down debt, improve efficiencies and reload our balance sheet.

We appreciate your participation and attentiveness, and I would now like to open the call to questions.

QUESTIONS and ANSWERS

Operator

[Operator Instructions].  And our first question will come from the line of Daniel Rizzo with Sidoti & Company.

<Q – Daniel Rizzo>: Hi guys.  You indicated that our both Penta increase were re-registered.  How long those registrations last for?

<A – John Sobchak>: The re-registration process is from EPA and there is not a definitive timeline of when they come up for re-registration again, but it is a fairly long period of time Dan.  This process for re-registration was embarked on in 1986.

<A – J. Neal Butler>: That’s what I was looking for, the date, when this one was actually initiated.  that’s right, this was an ‘86 initiation, it’s just now being completed.  EPA is still going through re-registration process on a number of other pesticides.  So, the best response for the foreseeable future, it’s re-registered I don’t know when we’ll go through a second re-registration process.

<Q – Daniel Rizzo>: So this is not something that you’ve to do every five years?

<A – John Sobchak>: No, it’s not – there’s no cycle like that.

<Q – Daniel Rizzo>: Okay.  And did you notice any like seasonal weakness in sales in Creosote in September just due to poor weather?

<A – J. Neal Butler>: Well, I don’t know, but it was due to poor weather, but typically you see some of the seasonal declines just a sequence of the ties that are in storage and being dried for treatment, and if you would get a really wet season and they can’t get into the woods to harvest, and it diminishes the inventory.  They hold that inventory for nine months before it’s treated.  So, it can be weather-related.

<Q – Daniel Rizzo>: Okay.  I guess now you said just given the current economic situation, do you see attractive acquisitions.  I was just wondering if it’s going to be more, limited in size going forward giving your current debt level, the current credit situation in the country and things like that.  I mean are you looking at small bolt-on acquisitions or are you more willing to do another of the size of the one you just did?

<A – John Sobchak>: No, Dan. We’re not in a position in terms of our capital structure to do another acquisition of the size we just did at the moment. Clearly, our view would be to continue to pay down debt, to look for some good add-on acquisitions to our current platforms and position ourselves for, maybe adding another platform down the line.

<Q – Daniel Rizzo>: Okay. All right, thanks guys.

<A – J. Neal Butler>: Thank you, Dan.

<A – John Sobchak>: Thanks Dan.

Operator:  Our next question will come from the line of Michael Roomberg with Boenning & Scattergood.

<Q – Michael Roomberg>: Good morning Neal and John.

<A – J. Neal Butler>: Good morning, sir.

<A – John Sobchak>: Good morning.

<Q – Michael Roomberg>: Just trying to get a better handle on the South American market for Animal Health and determining the size and the potential that that market holds. You guys mentioned some shipments that have already taken place to, I think Puerto Rico and Mexico, you mentioned. Can you give us an idea of the magnitude of the shipments and kind of what you can expect over the next 12 to 24 months for Animal Health in South America?

<A – J. Neal Butler>: When we look at that business going forward in our strategy, we foresee the next three to five years it will be around a $10 million business. For the next 12 to 24 months, it’s strictly dependent upon how quickly the countries go through their – registration process, and that’s a moving target. The ones that we’ve just shipped in this quarter would be in the few hundred of thousand of dollars range.

<Q – Michael Roomberg>: Okay, and that’s helpful. Would they be sort of, I know that you’ve mentioned in the past that the market in South America is much more, I guess, corporate sized. They’re much larger operations comparatively to here in the U.S. Would these represent sort of trial shipments to these organizations and some of that could potentially be grown upon, if you are sure?

<A – J. Neal Butler>: Absolutely. That’s probably best for the classification at this time; this is initial trial products being put into those countries. There is a strong interest and we believe a bit of a pent up demand for attention to be paid to these markets in Latin America. The majority of the sales would be to the larger corporate farms.

<Q – Michael Roomberg>: Okay.

<A – J. Neal Butler>: And Latin America continues to be large corporate farms and subsistence, you don’t see a lot in the middle.

<Q – Michael Roomberg>: Right, right, okay, well it’s helpful. In terms of the Electronic Chemicals business, I noticed, I haven’t seen the numbers yet for fourth quarter, but in the third quarter, we saw losses on the international side of that business and I am wondering if you could elaborate a little bit on what you attribute that to and how you foresee that turning around the future?

<A – John V. Sobchak>: You bet, there were couple for factors that played into that, the business had been historically mildly profitable under the previous ownership by Air Products, the management team that commercial management that came over to run that business had not been running the business prior to coming on board. We had actually requested that this person be selected to run the business and it had some catch up to do. He picked up the business just when raw material prices started spiking and has been playing catch up in terms of our pricing strategy since then. We think we’re getting pretty close to caught up in terms of pricing relative to our raw material cost now. We’re looking at a better 2009, the other thing that came to play there is, we have been paying for transitional services from Air Products which a large part of that is actually their services and business processes including their overhead structure. And while we are paying for those services for supply chain and back office support, we are building our own infrastructure so for a period of time, we’ve basically had both. We’ve been paying for two infrastructures. We’ve moved off Air Products transitional services effective October 1. We are now operating fully our own system and we are going to be seeing some savings significant savings associated with that in 2009.

<Q – Michael Roomberg>: Okay. Thank you, it’s helpful. To the Penta side, you’ve mentioned in the past particularly when oil was up above $130 a barrel. You know the cost between – the cost differential between a Penta pole and the CCA pole was around $75. You know, now that we have seen a significant pull back in the price of oil and I guess you are more highly tied into the #2 oil, just to a price metric, but now that you have seen that pull back. Have you seen a tightening of that differential in cost between Penta pole and CCA pole or the economics improved?

<A – J. Neal Butler>: You will see a little bit of a tie and you will see a little bit of an improvement. The thing to keep in mind with Penta and CCA is that just by virtue of one being an oil based preservative and then the other one being a water based preservative, there is always going to be a rather notable to significant price differential. You may see a constriction somewhat, but there’s still going to be a large differential, when people purchase the Penta poles, they are not purchasing them strictly for the purchase price economics they are purchasing for the physical characteristics and long-term there are issues with disposal with Penta poles which are actually easy to dispose off, than a number of our competitor’s poles. And there is some long-term advantages to Penta and the physical characteristics of Penta are preferred by lineman as well. So, yes, we are seeing a little bit of tightening in terms of the differential between us and CCA, but that’s not ever really been a driver for the reason you purchase the Penta pole.

<Q>: Sure. Okay that’s great, thank you. If I could just ask one more, John I know that you guys have some lines of credit with Wachovia, just wondering if you could tell us little bit about the security of those lines and what effect if any this has on you guys?

<A – John Sobchak>: Good question. We actually have a bank group that’s led by Wachovia. Bank of America is also in the group as is Prudential Capital. Of course we’ve been keeping close relationships with all three. Right now, it seems like it’s business as usual. Over at Wachovia they seem to be happy with the credit in the business, and but– we always have a fall back position and plan B in the works.

<Q>: Okay great. Really appreciate, thank you.

<A – J. Neal Butler>: Thank you sir.

Operator:  Our next question will come from the line of David Yuschak with SMH Capital.

<Q – David Yuschak>: Good morning gentlemen.

<A – J. Neal Butler>: Good morning.

<Q – David Yuschak>: Just a couple of things on the quarter on a sequential basis may be you can help us out in getting a better grasp for the numbers and the impact in the quarter as well as how this could play out the rest of next fiscal, 2009 fiscal year. Your gross margin, gross profit was about, gross cost – gross profit is round about, what $2 million wasn’t it, let’s see here, hold a second. Gross profit was impacted by about 1 million bucks compared to the, well about 200,000 in the quarter, but your actual cost were up about 1.5 million more than the third quarter. Could you just give us an explanation, because you came in with some pretty decent revenue, but that cost side was comparatively high compared to the third quarter. Just wondering if you can give us a breakdown as to how much may have been SOX, how much have been higher commodity prices weren’t able to pass through. Can you give us better delineation of how that may have played out and where the higher cost versus the third quarter, sequentially?

<A – John Sobchak>: Yeah, David, of course in terms of gross profits SOX and some of those other operating expenses wouldn’t come to play, product mix is an important consideration. You know the Creosote sales and Electronic Chemicals sales being up, those are two segments that have performed relatively strongly, but they also have lower margin. So the overall effect is dilutive to the business.

<Q – David Yuschak>: But I’m just wondering though given the higher input cost because of commodities, how much that may have impacted the quarter, not been raised [ph] to prices fast enough to overcome those input cost. Can you give us a sense as to how much that may have affected results?

<A – John Sobchak>: Good question, David, and there was significant impact in the Electronic Chemicals business because, although we have raised prices in the fourth quarter they didn’t, they weren’t in effect for all of the fourth quarter. But we had not quantified what that impact would be.

<Q – David Yuschak>: But would you say that that was probably, in addition to the Animal Health this was the second biggest impact then?

<A – John Sobchak>: For raw material prices, yeah.

<Q – David Yuschak>: For Electronic Chemicals?

<A – John Sobchak>: Yeah, yeah.

<Q – David Yuschak>: Okay. Because we anticipated the Animal Health issue being what it was, I think as far as the decline after you pre-announced, but the impact on the Electronic Chemicals and was really one of the key drivers because of that. Looking at the rest of the – looking into next year then given what’s happened with commodity prices. How are you guys seeing that play out as far as your impact on input cost into next year relative to the kind of price increase you implemented?  And is there some issues that may result and may be you have to take back from this price increases, in fact some of these commodity prices hold up where they are at currently compared where they were first half of the year?

<A – John Sobchak>: Right. But we have been pretty aggressive with price increases. We try to keep up with these raw material prices. And then, as we’ve mentioned that a little bit of catch-up came, with this newly acquired business just kind of bad timing that commodity prices took off just about the time that we closed the business. But we had major price increases that went into effect on May 1, others went into effect July 1, and then we had a dramatic price increase for some of the products since the Mid-East on October 1, specifically Israel. So, we think we’re well positioned going forward to recover those cost increases. Given the economic conditions, we’re going to be seeing the same kind of commodity price escalation in our fiscal ‘09 that we saw in this year just finished.

<Q – David Yuschak>: You also indicated in the Electronic Chemicals business about focusing on the distribution and manufacturing expenses. Could you help us on may be give us a better idea where that might come from as far as where you can get those efficiencies, may be how long those efficiency may have to take place to get it through to system to get you where you feel you’re comfortable on both of those factors?

<A – John Sobchak>: Yeah. On the distribution expense side, distribution expenses for the Electronic Chemicals business is about 19% of revenues, this is what we’re budgeting going forward. We are looking at total distribution expenses in excess of $20 million for the Electronic Chemicals business in the coming year, which can give you order of magnitude. The distribution chain, the supply chain for this business is very complex in terms of shipping, warehousing; there is a process that takes place called dip tubing where tubes are added to the drums. Again these are products that sometimes need to be kept in environmentally controlled conditions. They are shipped in drums and five gallon buckets, bulk containers in some cases, totes.

So, there is a lot of opportunity to streamline the distribution chain. What we did with the business because of the complexity, we made the decision to just bring over the supply chain as it was as we were integrating the business. It would have been too complicated to try to integrate the business into our systems at the same time of trying to streamline it. Now that we have it in our system and fully operated by us, we’re going to take a look at what efficiencies can be gained. Clearly, with a $20 million supply chain cost, if you could just achieve a 10% savings on that, that’s $2 million. The supply chain that Air Products had, that was used for this business, was used for a much larger Electronic Chemicals division. And this business just, kind of, slipped into their existing supply chain, so it’s not necessarily the optimum configuration for this much smaller product line we had acquired.

<Q – David Yuschak>: What kind of time line do you think you’ll need to, kind of, review that and make changes so that you can maybe potentially, like you said, get a 10% reduction in those total costs?

<A – John Sobchak>:  We haven’t completed the analysis, so the 10% number was just for instance.

<Q – David Yuschak>: Yeah, right, but I’m just kind of wondering, what kind of timeline you think you may need to achieve some of these potential opportunities?

<A – John Sobchak>: I think.

<A – J. Neal Butler>: We’ve initiated the process now, and we’re going through now looking for places to improve the efficiencies and strip out some unnecessary costs. And we’re identifying those and the timelines will be associated with them, but I can’t tell you now what specifically that timeline is. We have some specific goals set for completion in fiscal 2009.

<A – John Sobchak>: But clearly, moving inventory from one warehouse to another perhaps or changing delivery methods, those are changes that can’t occur overnight. So, this is savings that we’re really kind of focused on in fiscal 2010 when we would expect it to really start to show some considerable fruits.

<Q – David Yuschak>: And then manufacturing, you mentioned manufacturing expenses as well, where would you, where do you think you see opportunities there?

<A – J. Neal Butler>: It’s the same thing. We’re going through the analysis process now that we’ve done the cutover and now the entire operations is within KMG systems. We have the ability to go in there and scrub some of these expense numbers and take a harder look at it. When we operating under transitional services with Air Products, there really was not the ability to drill down in detail and figure out what all these incremental, individual costs were. We now have that ability, but the ability is weeks old, because we just we cut over on the 1st of October. So it’s difficult for us to quantify what that is and I think the most accurate statement we can make is that again one of our operational norms is as soon as we do finish an integration, first thing we do is start looking for places to strip out the cost.

<A – John Sobchak>: However, with that being said, our plants, in particularly Pueblo, are very fine organizations and they are very well operated, very well configured by Air Products. Some of manufacturing expenses, the kind of low hanging fruit we’re going to look at are some of the contract manufacturing agreements that are in place for some of the products and are we getting the best price for service. Also opportunities on raw material purchases and packaging costs, some of the packaging, the low particle shedding containers that we need to use in these high purity products are very expensive.

<Q – David Yuschak>: Then just two quick other questions on the debt side of it. Do you have any kind of expectations about how much you can lower your debt levels in fiscal 2009, as a minimum may be?

<A – John Sobchak>: We haven’t set that target yet David,– we are clearly very focused on paying down the debt. We’re now moving in to kind of a period in time when we are starting to build inventory for some of our seasonal sales. We’re also going to benefit in the coming months of moving off our transitional services. There was a considerable receivable, $11 million that we have from Air Products, just by virtue of operating under the transitional services agreement. There is also a payable that we have to them that offsets that to a certain degree. But, they just weren’t perhaps paying as much attention to the receivables situation as we might; we think there’s going to be some additions to cash flow to operations just by reducing working capital in the business and that will go right to paying down the debt.

<Q – David Yuschak>: Okay. And one last question on your outlook for sales in 2009, given what’s happened with the market here in the last two months, credit issues and everything else and your basic concern about the outlook for just about anything. You guys are still maintaining the plus $200 million expectations for revenue. What gives you some optimism of that may be still a very achievable goal for you right now?

<A – J. Neal Butler>: As we look at our budgeting process for fiscal 2009, when we look at this $200 million number we believe that we’ve taken a realistic approach, but on the conservative side. As with any market, it can go south on you. But as we look forward now and with the market research that we’ve done going forward in the three sectors we’re in, we, at this juncture, still feel – pretty comfortable that the $200 million number is going to be there.

<Q – David Yuschak>: Okay, that’s all I got for now. Thanks.

Operator:  [Operator Instructions]. Our next question will come from the line of Chris Sansone [ph] with Ribotti & Company.

<Q>: Hi guys, good morning.

<A – J. Neal Butler>: Good morning.

<A – John Sobchak>: Good morning Chris.

<Q>: Just to go back to the Electronic Chemicals segment, is your expectation that you’ll be able to increase volumes in 2009 compared to 2008?

<A – J. Neal Butler>: Yeah, we believe we’ll see a volume uptick. It will not be a huge increase in volume because some of the volume uptick we’ve already experienced in fiscal 2008, and that carries over, of course, in 2009. But yeah, we believe that there are still some areas that will pick up additional volume business. This additional business that we pick up is profitable business.

<Q>: Okay right, and I guess that’s what I wanted to hear more about. Is your expectation based on KMG picking up new accounts potentially offset weakness that you’re maybe expecting from your existing accounts?

<A – J. Neal Butler>: Yeah if I understand your question, we’ll picking, some of the volume from current customers.

<Q>: Right.

<A – J. Neal Butler>: With some new product offerings as new SKUs.

<Q>: Okay.

<A – J. Neal Butler>: So, that volume is an uptick as a consequence of having been qualified and picking up volume of a product sometimes is a SKU and not necessarily a different chemistry, but picking up new product as a sale with those customers; yes.

<Q>: Okay.

<A – J. Neal Butler>: Did I answer your question?

<Q>: I think so. So that gives you some visibility, because you’re already doing business with these customers, and now they are saying okay, well we can do more business in these other product lines?

<A – J. Neal Butler>: Certainly, and that’s a key focus of ours is indeed to try to pick up additional product lines with the customers that we do business with today.

<Q>: Okay. Now one last question, if you look at those customers and if they are publicly traded, no doubt their stock prices are lower, so obviously the expectation is I think for all of us is that, the economy is going to be weaker in 2009. Holding your existing customer base and account base constant, what sort of, you know, and in tieing that back to your 2009 revenue expectation, and I’m just referring to Electronic Chemicals segment, what sort of level of activity are you expecting from your existing accounts in 2009 compared to 2008?  You don’t give me like a particular percentage but I mean are you expecting lower volumes from those existing accounts you’re doing business with presently?

<A – J. Neal Butler>: Not notably lower volumes, no.

<Q>: No you know why is that you would think though that you know, less semiconductors are going to get sold next year?

<A – John Sobchak>: Yeah, there has been, Chris – the last week in particular has been a very tumultuous week and you know, it would be, I think, foolish for us to say we fully analyzed that and we know what the economics are going to be next year. Of course, what we are relying on right now is input from our customers, as part of the qualification process. They all talk to us about what kind of volumes they need in the coming years. Of course something unexpected can come up and things can change, but at the moment, we are going by what our customers and what the distribution channel is telling us.

<Q>: Okay great, thanks guys.

Operator:  [Operator Instructions]. Our next question comes from the line of David Yuschak with SMH Capital.

<Q – David Yuschak>: Just follow-up on that question as far business from your existing customer and what you are hearing. How much are you looking at next fiscal 2009 in Electronic Chemicals for new business opportunities and how much do you think you can depend upon landing newer customers longer-term to grow the top line for that company through that division other than continue to get more with the existing customer base?

<A – J. Neal Butler>: In 2009 particularly, the majority of business that would be incremental to 2008 will be with existing customers, not new customers. There are some new customer opportunities that we are pursuing now probably more in Europe than the U.S. Success in those would manifest itself probably more in a 2010, 2011 timeframe and that’s when I am talking about new customers or new market sector.

<Q – David Yuschak>: Okay, thanks much.

Operator:  There are no further questions. I will now turn the conference back to management.

J. Neal Butler, Chief Executive Officer and President

We want to thank everybody for taking the time to get on the conference call today. As we said I know the earnings release is out today and I am assuming everybody has a copy or will get a copy and we encourage any of you to please give John or me a call subsequent to this session today if you have additional questions and with that we thank you.

Operator:  Ladies and gentleman, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.